Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL 2005; DECLARES CASH DISTRIBUTION OF $0.54 PER UNIT

NEW YORK, APRIL 29, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported results of operations for its fiscal 2005 third quarter ended March 31, 2005.  The Company also announced that its distribution to unitholders in respect of the third quarter will be $0.54 per unit, or $2.16 per unit annualized.  The distribution will be payable on May 16, 2005 to unitholders of record on May 10, 2005.

For the three months ended March 31, 2005, the Company reported operating income of $3.6 million, a decrease of $1.2 million compared to $4.8 million of operating income for the three months ended March 31, 2004.  This decrease resulted primarily from the following factors:

•  a decrease in operating income of $0.7 million from the barges and tugboats, and related Norfolk facilities, purchased in December 2004.  Required modifications to these vessels are continuing and are expected to be finished during our fiscal fourth quarter, resulting in complete integration of the vessels into the fleet by the end of June 2005;

•  $0.2 million of non-recurring costs for documentation of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and $0.3 million to provide income tax compliance information to our unitholders, which were not incurred in the prior year’s quarter.

Total revenues for the three months ended March 31, 2005 were $30.8 million, compared to $26.0 million in last year’s comparable quarter.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $8.8 million for the three months ended March 31, 2005, a decrease of $0.9 million, or 10%, compared to $9.7 million in the fiscal 2004 third quarter, resulting primarily from the factors noted above.  Higher average daily rates in our coastwise trade, resulting from continued strong demand for petroleum products, increasing oil prices, and operation of a higher proportion of larger vessels, were offset by lower vessel utilization in our local trade which was adversely impacted by low utilization of certain of the smaller vessels acquired in December 2004, as indicated above.  General and administrative expenses increased by $0.9 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004, reflecting $0.8 million of additional professional fees and other costs incurred in connection with being a public company.  The increased professional fees included the Sarbanes-Oxley and unitholder income tax compliance costs referred to above.

In late March, the Company signed a new, five-year, $80 million revolving credit agreement with a syndicate of banks.  The new credit agreement includes lower interest rates and more favorable collateral and financial covenant requirements.  The initial drawdown on the new facility, totaling $62 million, was used to repay higher cost borrowings.  Accordingly, the third quarter fiscal 2005 results include $1.4 million in debt extinguishment costs, such as write-off of deferred financing costs and prepayment fees.

Net income for the three months ended March 31, 2005 was $0.6 million, or $0.07 per fully diluted limited partner unit, including the $1.4 million in debt extinguishment costs.  Net income for the quarter ended March 31, 2004, the period of our initial public offering, was $18.4 million, or $1.50 per fully diluted limited partner unit, and included a $3.0 million charge for debt extinguishment costs and a non-cash tax benefit of $17.6 million solely attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of the predecessor that was transferred to the Company at the time of the offering.

For the nine months ended March 31, 2005, the Company reported operating income of $11.0 million, an increase of $0.3 million, or 3%, compared to $10.7 million of operating income for the nine months ended March 31, 2004.  After taking into account a $2.4 million increase in depreciation and amortization expense, EBITDA for the nine months ended March 31, 2005 increased by 11% to $26.6 million, compared to $24.0 million for the nine months ended March 31, 2004, due mainly to the addition of larger tank vessels such as the DBL 102, DBL 105 and the DBL 140, which also positively impacted the average daily rates for this period.  The nine months ended March 31, 2005 also reflected increased general and administrative expenses of $1.7 million, including $1.6 million of additional professional fees, insurance and other costs incurred in connection with being a public company that were not incurred in the comparable fiscal 2004 period.  Total revenues for the nine months ended March 31, 2005 were $87.7 million, compared to $70.5 million in last year’s comparable period.

Net income for the nine months ended March 31, 2005 was $5.1 million, or $0.60 per fully diluted limited partner unit.  In addition to the factors noted above, interest expense for the period decreased by $1.0 million due to the repayment of higher cost debt in connection with our January 2004 initial public offering.

In addition to the $21.0 million spent for the Norfolk acquisition, $18.1 million was spent during the nine months ended March 31, 2005 for other capital expenditures, including the double-hulling of the DBL 155 and progress payments for our 100,000 barrel tank barge, the DBL 103, presently under construction.  Additionally, the Company signed an agreement with a shipyard in February 2005 to build two new 28,000 barrel double-hulled barges which are scheduled for delivery in January 2006.

President and CEO Timothy J. Casey said “We are pleased with our overall progress and the potential upside being developed as we integrate the recent acquisition of the Bay Gulf of Norfolk vessels, and continue to invest in new projects.  The Norfolk operation is still being absorbed into our system as the last of its units are now being redelivered to us after undergoing required maintenance and upgrading throughout most of our third fiscal quarter.  We expect continued improvement in the earnings contribution from our Norfolk based business in the quarter ending June 30, 2005, and the early signs confirm our view that this acquisition will be accretive to our distributable cash flow.

“We also expect our other vessel construction projects to add to our results. The DBL 78 has completed sea trials after her modification to petroleum transportation and is awaiting final regulatory approval to begin operating.  The full earnings contribution of this barge will be realized in the September 2005 quarter.  Additionally, we recently ordered two new 28,000 barrel double-hulled barges for use in our northeast market upon their delivery in the first calendar quarter of 2006.  We also anticipate delivery of our other new vessel, the 100,000 barrel tank barge DBL 103, in October 2005.  We expect these four units to be accretive to our distributable cash flow.  In sum, demand for our transportation services remains strong and we are growing our fleet to satisfy this demand.”

Our distributable cash flow for the third quarter of fiscal 2005 was $4.8 million, or approximately 1.04 times the amount needed to cover the cash distribution of $4.6 million declared in respect of the period.  Distribution coverage for the first nine months of fiscal 2005 was 1.08 times.

Earnings Conference Call

The Company has scheduled a conference call for Friday, April 29, 2005, at 3:00 pm Eastern time, to review the third quarter results.  Dial-in information for this call is (866) 761-0748 (Domestic)

and (617) 614-2706 (International).  The Participant Passcode is 21074622.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until May 6, 2005; dial in information for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 74486455.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information about us, please visit our website, and the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

We report our financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures such as EBITDA and distributable cash flow which we use in our business.  EBITDA is used as a supplemental financial measure by management and by external users of our financial statements to assess (a) the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  We believe distributable cash flow is useful as another indication of our ability to generate cash and pay distributions to partners.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.

We have presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measure.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, integration of recently acquired vessels (including the cost, timing and effects thereof), delivery of newbuild tank barges, modifications to existing vessels (including the cost, timing and effects thereof), changes in estimated maintenance capital expenditures, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of our largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, difficulties in integrating recently acquired vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in our marine transportation business and other factors detailed in our other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended March 31,			Nine months ended March 31,
	2005	2004		2005	2004
		(A)			(A)

Voyage revenue	$29,706	$25,545		$85,695	$68,975
Bareboat charter and other revenue	1,131	483		2,013	1,555
Total revenues	30,837	26,028		87,708	70,530

Voyage expenses	6,261	4,108		17,374	11,643
Vessel operating expenses	12,935	10,134		36,399	29,142
General and administrative expenses	2,866	1,959		7,412	5,746
Depreciation and amortization	5,190	4,879		15,510	13,159
(Gain) loss on sale of vessels	(9)	139		(9)	139

Total operating expenses	27,243	21,219		76,686	59,829
Operating income	3,594	4,809		11,022	10,701
Interest expense, net	1,613	1,087		4,274	5,309
Loss on extinguishment of debt	1,359	3,007		1,359	3,007
Other expense (income), net	—	(25)		(26)	(131)

Income before provision (benefit) for income taxes	622	740		5,415	2,516
Provision (benefit) for income taxes	38	(17,615)		325	(17,349)
Net income	$584	$18,355		$5,090	$19,865

General partner’s interest in net income	$12	$6,603		$102	$6,603
Limited partners’ interest in:
Net income	$572	$11,752		$4,988	$13,262
Net income per unit - basic and diluted	$0.07	$1.50		$0.60	$2.28
Weighted average units outstanding - basic	8,331	7,830	(B)	8,330	5,823	(B)
- diluted	8,339	7,834		8,374	5,824

(A)           Includes results of operations of our predecessor company, EW Transportation LLC, for periods prior to our January 14, 2004 initial public offering.

(B)             For periods prior to the January 14, 2004 initial public offering, represents the number of units received by our predecessor in exchange for the net assets contributed to us at the time of the offering.

Supplemental Operating Statistics

	Three months ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004
Local Trade:
Average daily rate (1)	$5,232	$5,829	$5,412	$5,358
Net utilization (2)	83%	89%	79%	86%

Coastwise Trade:
Average daily rate	$11,091	$10,480	$11,112	$10,064
Net utilization	92%	91%	90%	89%

Total Fleet
Average daily rate	$8,264	$8,417	$8,667	$7,952
Net utilization	87%	90%	85%	88%

(1)               Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)               Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended March 31, 2005	Nine months ended March 31, 2005

Net income	$584	$5,090
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization	5,190	15,510
Non-cash compensation cost under long term incentive plan	97	213
Adjust loss on vessel sale to net proceeds	58	58
Deferred income tax expense	48	307
Loss on extinguishment of debt	1,359	1,359
Maintenance capital expenditures(2)	(2,575)	(7,725)
Distributable cash flow	$4,761	$14,812
Cash distribution in respect of the period	$4,590	$13,770

Distribution coverage	1.04	1.08

(1)  Distributable Cash Flow provides additional information for evaluating our ability to make quarterly cash distributions and is presented solely as a supplemental measure.

(2)  Maintenance capital expenditures represent the estimated cash capital expenditures necessary to maintain the earning capacity of our capital assets over the long term.  This amount also includes an additional allowance to replace the earning capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.  A reevaluation of this maintenance capital adjustment as it relates to the vessels purchased in December 2004 will be made during our fiscal 2005 fourth quarter, after completion of all required modifications to these vessels.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004

Net income	$584	$18,355	$5,090	$19,865
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	5,190	4,879	15,510	13,159
Interest expense, net	1,613	1,087	4,274	5,309
Loss on extinguishment of debt	1,359	3,007	1,359	3,007
Provision for income taxes	38	(17,615)	325	(17,349)

EBITDA	$8,784	$9,713	$26,558	$23,991

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2005	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$67	$379
Title XI escrow account	658	1,220
Accounts receivable, net	15,383	11,810
Prepaid expenses and other current assets	4,379	2,429
Total current assets	20,487	15,838

Vessels and equipment, net	226,361	193,646
Construction in progress	15,527	7,722
Title XI escrow account	1,570	1,570
Other assets	7,972	9,368
Total assets	$271,917	$228,144

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$2,453	$4,066
Accounts payable and accrued expenses	17,924	10,952
Total current liabilities	20,377	15,018

Title XI bonds and term loans	50,859	70,351
Credit line borrowings	60,487	4,400
Capital lease obligations	10,000	—
Deferred taxes	2,984	2,677
Total liabilities	144,707	92,446
Commitments and contingencies
Partners’ Capital	127,210	135,698
Total liabilities and partners’ capital	$271,917	$228,144